Exhibit 5.1

Our ref                                                         DLK/665661-000001/10093898v2

LightInTheBox Holding Co., Ltd.
Tower 2, Area D, Diantong Square
No.7 Jiuxianqiao North Road
Chaoyang District
Beijing 100015
People’s Republic of China

2 September 2016

Dear Sirs

LightInTheBox Holding Co., Ltd.

We have acted as counsel as to Cayman Islands law to LightInTheBox Holding Co., Ltd. (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the shelf registration under the Securities Act for the sale from time to time (the “Offering”) by certain selling shareholders of the Company (the “Selling Shareholders”) to be named in a prospectus supplement of up to 111,914,279 ordinary shares of the Company of par value US$0.000067 each (the “Sale Shares”), including ordinary shares represented by American Depositary Shares (the “ADSs”).

We are furnishing this opinion letter as Exhibit 5.1 to the Registration Statement.

1                                         Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1                               The certificate of incorporation of the Company dated 28 March 2008.

1.2                               The fourth amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 23 May 2013 and effective immediately upon the completion of the Company’s initial public offering of the Company’s American depositary shares representing its Ordinary Shares (the “Memorandum and Articles”).

1.3                               The written resolutions of the directors of the Company dated 14 March 2016 (the “Resolutions”).

1.4                               A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 24 February 2016 (the “Certificate of Good Standing”).

1.5                               A certificate from a director of the Company dated 2 September 2016, a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.6                               The Registration Statement (including the prospectus contained therein).

2                                         Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1                               Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2                               All signatures, initials and seals are genuine.

2.3                               The sale and transfer of the Sale Shares by the Selling Shareholders have been or will be duly approved by or on behalf of the Company.  The Selling Shareholders are or will be entered on the register of members of the Company as holders of the Sale Shares immediately prior to the sale and transfer of the Sale Shares by the Selling Shareholders pursuant to the Offering.

2.4                               There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.

3                                         Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                               The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2                               The sale and transfer of the Sale Shares by the Selling Shareholders pursuant to the Offering has been duly authorised, and the Sale Shares have been legally issued and allotted, and are fully paid and non-assessable.

4                                         Qualifications

Except as specifically stated in this opinion letter, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

Under the Companies Law (2013 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2013 Revision) directs or authorises to be inserted therein.  A third party interest in the shares in question would not appear.  An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

In this opinion letter the phrase “non-assessable” means, with respect to shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our name under the headings “Description of Share Capital”, “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Maples and Calder

Maples and Calder